Exhibit (e)(6)(viii)

FORM OF AMENDMENT NO. 6

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

EQ ADVISORS TRUST

AMENDMENT NO. 6 to the Amended and Restated Distribution Agreement (“Amendment No. 6”), dated as of [            ], 2006, between EQ Advisors Trust, a Delaware business trust (the “Trust”) and AXA Distributors, LLC (the “Distributor”).

The Trust and the Distributor agree to modify and amend the Amended and Restated Distribution Agreement, dated as of July 15, 2002, between the Trust and the Distributor (the “Agreement”), relating to the Class IB shares. Unless defined herein to the contrary, terms shall have the meaning given to such terms in the Agreement.

1.	New Portfolios. The Trust and the Distributor have determined to add the new EQ/AXA Rosenberg Value Long/Short Portfolio, EQ/Davis New York Venture Portfolio, EQ/Franklin Small Cap Value Portfolio, EQ/Franklin Income Portfolio, EQ/International ETF Portfolio, EQ/Mutual Shares Portfolio, EQ/Oppenheimer Global Portfolio, EQ/Oppenheimer Main Street Opportunity Portfolio, EQ/Oppenheimer Main Street Small Cap Portfolio, EQ/Templeton Growth Portfolio and EQ/Van Kampen Real Estate Portfolio (the “New Portfolios”) to the Agreement on the terms and conditions contained in the Agreement.

2.	Schedule A. Schedule A to the Agreement, setting forth the Portfolios of the Trust for which the Distributor is authorized to distribute Class IB shares is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS HEREOF, the parties have executed and delivered this Amendment No. 6 as of the date first above set forth.

EQ ADVISORS TRUST	AXA DISTRIBUTORS, LLC

By:	By:

Name:	Steven M. Joenk	Name:
Title:	President	Title:

SCHEDULE A

AMENDED AND RESTATED DISTRIBUTION AGREEMENT OF

EQ ADVISORS TRUST

CLASS IB SHARES

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